                                                                   EXHIBIT T3E-2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

------------------------------------------
                                               :
IN RE:                                         :     CHAPTER 11
                                               :
GENERAL MEDIA, INC., ET AL.,                   :     CASE NO. 03-15078 (SMB)
                                               :
                                DEBTORS.       :     JOINTLY ADMINISTERED
------------------------------------------

                          DEBTORS' FOURTH AMENDED JOINT
                             PLAN OF REORGANIZATION

                                           PACHULSKI, STANG, ZIEHL, YOUNG,
                                               JONES & WEINTRAUB P.C.
                                           780 Third Avenue, 36th Floor
                                           New York, New York 10017
                                           Telephone: (212) 561-7700
                                           Facsimile: (212) 561-7777

                                           Attorneys for the Debtors and
                                           Debtors in Possession

Dated: New York, New York
       August 12, 2004

                             PLAN OF REORGANIZATION

                                Table of Contents

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                                                                                                                   Page No.
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Article I DEFINITION AND CONSTRUCTION OF TERMS..................................................................      1
         1.1      Administrative Expense Claim..................................................................      1
         1.2      Allowed.......................................................................................      1
         1.3      Amended By-laws of Reorganized GMI............................................................      2
         1.4      Amended Certificate of Incorporation of Reorganized GMI.......................................      2
         1.5      Articles of Incorporation.....................................................................      2
         1.6      Bankruptcy Code...............................................................................      2
         1.7      Bankruptcy Court..............................................................................      2
         1.8      Bankruptcy Rules..............................................................................      2
         1.9      Business Day..................................................................................      2
         1.10     By-laws.......................................................................................      2
         1.11     Cash..........................................................................................      3
         1.12     Chapter 11 Cases..............................................................................      3
         1.13     Claim.........................................................................................      3
         1.14     Class.........................................................................................      3
         1.15     Commencement Date.............................................................................      3
         1.16     Confirmation Date.............................................................................      3
         1.17     Confirmation Order............................................................................      3
         1.18     Convenience Claim.............................................................................      3
         1.19     Convenience Class Election....................................................................      3
         1.20     Creditors' Committee..........................................................................      3
         1.21     Creditors' Representative.....................................................................      3
         1.22     Cure..........................................................................................      3
         1.23     Debtors.......................................................................................      4
         1.24     Debtors in Possession.........................................................................      4
         1.25     DIP Credit Agreement..........................................................................      4
         1.26     DIP Credit Facility...........................................................................      4
         1.27     DIP Lenders...................................................................................      4
         1.28     Disclosure Statement..........................................................................      4
         1.29     Disputed Claim................................................................................      4
         1.30     Disputed Claim Reserve........................................................................      4
         1.31     Effective Date................................................................................      4
         1.32     Exit Financing Facility.......................................................................      4
         1.33     Final Order...................................................................................      4

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                                Table of Contents
                                   (continued)

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         1.34     General Unsecured Claims......................................................................      5
         1.35     General Unsecured Creditors' Payment Agent....................................................      5
         1.36     General Unsecured Creditors' Payment Agent Agreement..........................................      5
         1.37     GMCI..........................................................................................      5
         1.38     GMI...........................................................................................      5
         1.39     GMI Common Stock..............................................................................      5
         1.40     GMI Preferred Stock...........................................................................      5
         1.41     GMI Warrants..................................................................................      5
         1.42     Initial Distribution Date.....................................................................      5
         1.43     Intercompany Claims...........................................................................      5
         1.44     Interest......................................................................................      5
         1.45     Interests in Subsidiary Debtors...............................................................      5
         1.46     New GMI Common Stock..........................................................................      5
         1.47     New GMI Term Loan Notes.......................................................................      5
         1.48     New GMI Term Loan Notes Indenture.............................................................      6
         1.49     New GMI Term Loan Notes Indenture Trustee.....................................................      6
         1.50     Other Priority Claims.........................................................................      6
         1.51     Other Secured Claims..........................................................................      6
         1.52     Petitions.....................................................................................      6
         1.53     Plan..........................................................................................      6
         1.54     Fourth Amended Plan Supplement................................................................      6
         1.55     Postconfirmation List.........................................................................      6
         1.56     Priority Tax Claims...........................................................................      6
         1.57     Pro Rata......................................................................................      6
         1.58     Reinstated or Reinstatement...................................................................      6
         1.59     Rejection Claim...............................................................................      7
         1.60     Rejection Claim Bar Date......................................................................      7
         1.61     Reorganized Debtors...........................................................................      7
         1.62     Reorganized GMI...............................................................................      7
         1.63     Schedules.....................................................................................      7
         1.64     Secured Claims................................................................................      7
         1.65     Senior Note Claims............................................................................      7
         1.66     Senior Note Indenture.........................................................................      7
         1.67     Senior Note Indenture Trustee.................................................................      7
         1.68     Senior Notes..................................................................................      8

                                Table of Contents
                                   (continued)

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         1.69     Subsidiary....................................................................................      8
         1.70     Subsidiary Debtors............................................................................      8
         1.71     Unsecured Claim...............................................................................      8
ARTICLE II TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS...................................      8
         2.1      Administrative Expense Claims.................................................................      8
         2.2      Priority Tax Claims...........................................................................      8
ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS..............................................................      9
         3.1      Class 1 (Other Priority Claims)...............................................................      9
         3.2      Class 2 (Secured Claims)......................................................................      9
                  3.2.1    Class 2A (Senior Note Claims)........................................................      9
                  3.2.2    Class 2B (Other Secured Claims)......................................................      9
         3.3      Class 3 (Unsecured Claims)....................................................................      9
                  3.3.1    Class 3A (General Unsecured Claims)..................................................      9
                  3.3.2    Class 3B (Intercompany Claims).......................................................      9
         3.4      Class 4 (Convenience Claims)..................................................................     10
         3.5      Class 5 (GMI Preferred Stock).................................................................     10
         3.6      Class 6 (Interests in Subsidiary Debtors).....................................................     10
         3.7      Class 7 (GMI Common Stock)....................................................................     10
         3.8      Class 8 (GMI Warrants)........................................................................     10
ARTICLE IV TREATMENT OF CLAIMS AND INTERESTS....................................................................     10
         4.1      Class 1 - Other Priority Claims...............................................................     10
                           (i)      Nonimpairment...............................................................     10
                           (ii)     Distributions...............................................................     10
         4.2      Class 2 -- Secured Claims.....................................................................     10
                  4.2.1    Class 2A (Senior Note Claims)........................................................     10
                           (i)      Impairment..................................................................     10
                           (ii)     Distributions...............................................................     11
                           (iii)    Cancellation of Senior Notes................................................     11
                           (iv)     Senior Note Indenture Trustee Expenses......................................     11
                  4.2.2    Class 2B (Other Secured Claims)......................................................     11
                           (i)      Nonimpairment...............................................................     11
                           (ii)     Distributions...............................................................     11
                           (iii)    Retention of Liens..........................................................     11
         4.3      Class 3 -- Unsecured Claims...................................................................     12
                  4.3.1    Class 3A (General Unsecured Claims)..................................................     12

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                                Table of Contents
                                   (continued)

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                           (i)      Impairment..................................................................     12
                           (ii)     Distributions...............................................................     12
                  4.3.2    Class 3B (Intercompany Claims).......................................................     12
                           (i)      Nonimpairment...............................................................     12
                           (ii)     Distributions...............................................................     13
         4.4      Class 4 -- Convenience Class Claims...........................................................     13
                  4.4.1    Impairment...........................................................................     13
                  4.4.2    Distributions........................................................................     13
         4.5      Class 5 -- GMI Preferred Stock................................................................     13
                  4.5.1    Impairment...........................................................................     13
                  4.5.2    Distributions........................................................................     13
         4.6      Class 6 -- Interests in Subsidiary Debtors....................................................     13
                  4.6.1    Impairment...........................................................................     13
                  4.6.2    Distributions........................................................................     13
         4.7      Class 7 -- GMI Common Stock...................................................................     14
                  4.7.1    Impairment...........................................................................     14
                  4.7.2    Distributions........................................................................     14
         4.8      Class 8 -- GMI Warrants.......................................................................     14
                  4.8.1    Impairment...........................................................................     14
                  4.8.2    Distributions........................................................................     14
ARTICLE V PROVISIONS OF NEW SECURITIES TO BE ISSUED PURSUANT TO THE PLAN........................................     14
         5.1      New GMI Common Stock..........................................................................     14
         5.2      New GMI Term Loan Notes.......................................................................     14
ARTICLE VI MEANS OF IMPLEMENTATION, PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
                      UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT,
                      AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS,
                      CLAIMS AND INTERESTS .....................................................................     16
         6.1      Voting of Claims and Interests................................................................     16
                  6.1.1    In General...........................................................................     16
                  6.1.2    Controversy Concerning Impairment....................................................     16
         6.2      Method of Distributions Under the Plan........................................................     16
                  6.2.1    In General...........................................................................     16
                  6.2.2    Distributions of Cash................................................................     16
                  6.2.3    Timing of Distributions..............................................................     17
                  6.2.4    Senior Note Indenture Trustee's Fees and Expenses....................................     17

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                                Table of Contents
                                   (continued)

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                  6.2.5    Hart-Scott-Rodino Compliance.........................................................     17
                  6.2.6    Minimum Distributions................................................................     17
                  6.2.7    Fractional Shares....................................................................     17
                  6.2.8    Unclaimed Distributions..............................................................     17
         6.3      Distributions Relating to Disputed Claims.....................................................     17
         6.4      Resolution of Disputed Administrative Expense Claims and Disputed Claims......................     18
         6.5      Refinancing of DIP Credit Facility............................................................     18
         6.6      Cancellation and Surrender of Existing Securities and Agreements..............................     18
ARTICLE VII EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................................................     20
         7.1      Assumption or Rejection of Executory Contracts and Unexpired Leases...........................     20
                  7.1.1    Executory Contracts and Personal Property Leases.....................................     20
                  7.1.2    Unexpired Real Property Leases.......................................................     20
                  7.1.3    Approval of Assumption or Rejection of Leases and Contracts..........................     20
                  7.1.4    Cure of Defaults.....................................................................     20
                  7.1.5    Bar Date for Filing Proofs of Claim Relating to Executory Contracts or Personal
                           Property Leases Rejected Pursuant to the Plan........................................     21
                  7.1.6    Objections to Rejection Claims.......................................................     21
                  7.1.7    Assistance in Investigation and Prosecuting Rejection Claims.........................     21
                  7.1.8    Creditors' Representative Fees.......................................................     21
                  7.1.9    Limitation of Creditors' Representative Liability....................................     21
         7.2      Indemnification Obligations...................................................................     22
         7.3      Compensation and Benefit Programs.............................................................     22
         7.4      Retiree Benefits..............................................................................     22
ARTICLE VIII PROVISIONS REGARDING CORPORATE GOVERNANCE OF THE REORGANIZED DEBTORS...............................     22
         8.1      General.......................................................................................     22
         8.2      Meetings of Stockholders......................................................................     23
         8.3      Directors and Officers of Reorganized GMI.....................................................     23
                  8.3.1    Board of Directors...................................................................     23
                  8.3.2    Officers.............................................................................     23
         8.4      Amended Certificate of Incorporation and Amended By-laws......................................     23
         8.5      Issuance of New Securities....................................................................     23
ARTICLE IX EFFECT OF CONFIRMATION OF PLAN.......................................................................     23
         9.1      Revesting of Assets...........................................................................     23
         9.2      Discharge of Debtors..........................................................................     24

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

                                Table of Contents
                                   (continued)

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ARTICLE X EFFECTIVENESS OF THE PLAN.............................................................................     24
         10.1     Conditions Precedent..........................................................................     24
         10.2     Effect of Failure of Conditions...............................................................     24
         10.3     Waiver of Conditions..........................................................................     25
ARTICLE XI RETENTION OF JURISDICTION............................................................................     25
ARTICLE XII MISCELLANEOUS PROVISIONS............................................................................     26
         12.1     Effectuating Documents and Further Transactions...............................................     26
         12.2     Exemption from Transfer Taxes.................................................................     26
         12.3     Exculpation, Releases, and Indemnification....................................................     26
         12.4     Termination of Creditors' Committee...........................................................     27
         12.5     Amendment or Modification of the Plan; Severability...........................................     28
         12.6     Revocation or Withdrawal of the Plan..........................................................     28
         12.7     Binding Effect................................................................................     28
         12.8     Notices.......................................................................................     28
         12.9     Post-Effective Date Professional Fees.........................................................     29
         12.10    Payment of Statutory Fees and Related Post-Confirmation Requirements..........................     29
         12.11    Governing Law.................................................................................     30
         12.12    Withholding and Reporting Requirements........................................................     30
         12.13    Fourth Amended Plan Supplement................................................................     30
         12.14    Headings......................................................................................     30
         12.15    Exhibits and Schedules........................................................................     30
         12.16    Filing of Additional Documents................................................................     30

EXHIBITS(1)

Exhibit A - Amended Certificate of Incorporation of Reorganized GMI
Exhibit B - Amended By-laws of Reorganized GMI
Exhibit C - New GMI Term Loan Notes Indenture
Exhibit D - General Unsecured Creditors' Payment Agent Agreement
Exhibit E - Agreements With Robert C. Guccione and Certain Non-Debtor Affiliates

SCHEDULES(1)

Schedule 6.5 - Summary of Terms of Exit Financing Facility
Schedule 7.1A - Assumed Executory Contracts
Schedule 7.1B - Rejected Executory Contracts

----------
(1) Filed simultaneously herewith as part of the Fourth Amended Plan Supplement.

            General Media, Inc. ("GMI") and its direct and indirect subsidiaries listed below(2) (collectively, the "Debtors" or the "Company"), hereby propose the following Fourth Amended Joint Plan of Reorganization pursuant to Section 1121(a) of title 11 of the United States Code:

            Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and those restrictions on modifications set forth in
Article 12.5 of the Plan, the Debtors reserve their right to alter, amend or modify the Plan one or more times before its substantial consummation.

                                   ARTICLE I

                      DEFINITION AND CONSTRUCTION OF TERMS

            Definitions. As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:

      1.1 Administrative Expense Claim means any Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, without limitation, all of the Debtors' obligations under the DIP Credit Facility, any actual and necessary expenses of preserving the estates of the Debtors, any actual and necessary expenses of operating the business of the Debtors, all compensation or reimbursement of expenses allowed by the Bankruptcy Court under Section 330 or 503 of the Bankruptcy Code, including without limitation the actual, necessary expenses of members of the Creditors' Committee and all amounts awarded under Section 503(b)(3) and (4) of the Bankruptcy Code based upon a substantial contribution to the Chapter 11 Cases.

      1.2   Allowed means

                  with respect to a Claim other than a Senior Note Claim, a
            Claim or any portion thereof (a) that has been allowed pursuant to a Final Order, (b) for which a proof of claim bar date has been established and a proof of claim has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules or any Final Order of the Bankruptcy Court, and as to which either (i) no objection to its allowance has been filed within the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or by any Final Order of the Bankruptcy Court, or
            (ii) any objection to its allowance has been settled, withdrawn, or has been denied by a Final Order, or (c) that has been expressly allowed in the Plan;

                  with respect to a Senior Note Claim, any such Claim as is
            properly reflected in the records of the registrar for the Senior Notes or any agent thereof pursuant to the Senior Note Indenture and allowed in the amount set forth in Section 3.2.1 hereof;

                  with respect to GMI Preferred Stock, any such Interest as is properly

----------
(2) The Debtors in the above-captioned cases are General Media, Inc. ("GMI") and its direct and indirect debtor subsidiaries, General Media Art Holding, Inc., General Media Communications, Inc., General Media Entertainment, Inc., General Media (UK), Ltd., GMCI Internet Operations, Inc., GMI On-Line Ventures, Ltd., Penthouse Images Acquisitions, Ltd. and Pure Entertainment Telecommunications, Inc.

            reflected in the records of the transfer agent for GMI Preferred Stock at the close of business on the Effective Date;

                  with respect to GMI Common Stock, any such Interest as is
            properly reflected in the records of the transfer agent for GMI Common Stock at the close of business on the Effective Date;

                  with respect to a GMI Warrant, any such Interest as is
            properly reflected in the records of the transfer agent for GMI Warrants at the close of business on the Effective Date; and

                  with respect to Interests in Subsidiary Debtors, any such
            Interest as is properly reflected in the records of the transfer agent for the Interests in Subsidiary Debtors at the close of business on the Effective Date.

      1.3 Amended By-laws of Reorganized GMI means new by-laws of Reorganized GMI to be adopted as of the Effective Date, substantially in the form of Exhibit B to the Plan, to be submitted in the Fourth Amended Plan Supplement.

      1.4 Amended Certificate of Incorporation of Reorganized GMI means the Amended Certificate of Incorporation of Reorganized GMI, to be adopted as of the Effective Date, substantially in the form of Exhibit A to the Plan, to be submitted in the Fourth Amended Plan Supplement.

      1.5 Articles of Incorporation means the Amended and Restated Articles of Incorporation of GMI in effect immediately prior to the Effective Date.

      1.6 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

      1.7 Bankruptcy Court means the United States District Court for the Southern District of New York, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code.

      1.8 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms and the Federal Rules of Civil Procedure, as amended from time to time, as applicable to the Chapter 11 Cases or proceedings therein, including the Local Rules of the Bankruptcy Court.

      1.9 Business Day means any day on which commercial banks are open for business in the City and County of New York, New York other than a Saturday, Sunday or legal holiday in the State of New York.

      1.10 By-laws means the By-laws of GMI in effect immediately prior to the Effective Date.

      1.11  Cash means the legal tender of the United States of America.

      1.12 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, procedurally consolidated under the caption styled In re General Media, Inc., Case No. 03-15078 (SMB) currently pending in the Bankruptcy Court.

      1.13 Claim means (a) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

      1.14 Class means a category of holders of Claims or Interests as established by the terms of Article III of the Plan.

      1.15 Commencement Date means August 12, 2003, the date on which the Debtors commenced the Chapter 11 Cases.

      1.16 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

      1.17 Confirmation Order means the order entered by the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

      1.18 Convenience Claim means any Unsecured Claim that (a) is for an amount of $5,000 or less or (b) has been reduced to $5,000 by the holder thereof by making the Convenience Class Election.

      1.19  Convenience Class Election shall have the meaning set forth in
Section 4.4.2 of this Plan.

      1.20 Creditors' Committee means the statutory committee of unsecured creditors appointed on August 21, 2003 by the United States Trustee in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code, as such committee may be constituted from time to time.

      1.21 Creditors' Representative means any individual or entity selected by the Creditors' Committee.

      1.22 Cure means the distribution of Cash, or such other property as may be agreed upon by the Debtors and the recipient thereof or ordered by the Bankruptcy Court, as and to the extent required for the assumption of an unexpired lease or executory contract pursuant to the provisions of Section 365(b) of the Bankruptcy Code in an amount equal to all accrued, due, and unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties or ordered by the Bankruptcy Court, under such executory contract or unexpired lease to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

      1.23  Debtors means GMI and each of the Subsidiary Debtors.

      1.24 Debtors in Possession means the Debtors, as debtors in possession in the Chapter 11 Cases.

      1.25 DIP Credit Agreement means that certain DIP Credit Agreement, dated as of December 5, 2003, and all related documents, instruments and agreements, by and among the DIP Lenders and the Debtors.

      1.26 DIP Credit Facility means the $7 million revolving credit facility extended to the Debtors pursuant to the DIP Credit Agreement.

      1.27 DIP Lenders means NAFT Ventures I LLC, as agent, and the lenders identified in the DIP Credit Agreement.

      1.28 Disclosure Statement means the disclosure statement relating to the plan of reorganization dated January 21, 2004, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented from time to time.

      1.29  Disputed Claim means that portion of a Claim that is not Allowed.

      1.30 Disputed Claim Reserve means on the Initial Distribution Date, the General Unsecured Creditors' Payment Agent shall establish a Disputed Claim Reserve for Cash and New GMI Term Loan Notes (to be held by the New GMI Term Loan Note Indenture Trustee) not distributed to holders of Class 3A Claims on the Initial Distribution Date pending the resolution of Disputed Claims in Class 3A.

      1.31  Effective Date means the date on which the conditions specified in
Section 10.1 of the Plan have been satisfied or waived.

      1.32 Exit Financing Facility means a credit facility in a principal amount sufficient to repay the DIP Credit Facility, pay the Cash due under the Plan on the Effective Date and provide working capital to the Reorganized Debtors, but in no event to exceed $20,000,000. A summary of the principal terms of the Exit Financing Facility is set forth on Schedule 6.5 attached hereto and made a part hereof.

      1.33 Final Order means an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

      1.34 General Unsecured Claims means all Unsecured Claims against the Debtors, other than Claims in Classes 1, 3B and 4. Such Claims include, without limitation, Claims for payment for goods and services rendered to the Debtors and all Claims in respect of the rejection of leases and executory contracts.

      1.35 General Unsecured Creditors' Payment Agent means any party designated by Reorganized GMI, and acceptable to the Creditors' Committee, as agent to make distributions to holders of Class 3A General Unsecured Claims under this Plan and the New GMI Term Loan Notes Indenture.

      1.36 General Unsecured Creditors' Payment Agent Agreement means the agreement among the Reorganized Debtors and the General Unsecured Creditors' Payment Agent, and acceptable to the Creditors' Committee, substantially in the form of Exhibit D to the Plan, to be submitted in the Fourth Amended Plan Supplement.

      1.37  GMCI means General Media Communications, Inc.

      1.38  GMI means General Media, Inc.

      1.39 GMI Common Stock means the Common Stock of GMI, par value $.01 per share, issued and outstanding prior to the Effective Date.

      1.40 GMI Preferred Stock means the Preferred Stock of GMI, issued and outstanding prior to the Effective Date.

      1.41 GMI Warrants means warrants to purchase GMI Common Stock, issued and outstanding prior to the Effective Date.

      1.42 Initial Distribution Date means a date, not later than fifteen (15) Business Days after the Rejection Claim Bar Date, or such later date as the Bankruptcy Court may establish upon request of the General Unsecured Creditors' Payment Agent for cause shown.

      1.43 Intercompany Claims means any Claim held by one Debtor against another Debtor.

      1.44 Interest means any equity or other ownership interest, and any option, warrant or other agreement requiring the issuance of any such equity or ownership interest.

      1.45 Interests in Subsidiary Debtors means all Interests in the Subsidiary Debtors issued and outstanding prior to the Effective Date.

      1.46 New GMI Common Stock means the common stock, par value $.01 per share, of Reorganized GMI to be issued by Reorganized GMI on and after the Effective Date.

      1.47 New GMI Term Loan Notes means the new term loan notes to be distributed to the holders of Allowed Claims in Classes 2A and 3A. The principal terms of the New GMI Term Loan Notes are set forth in Article 5.2.

      1.48 New GMI Term Loan Notes Indenture means that certain Indenture among the Reorganized Debtors and the New GMI Term Loan Notes Indenture Trustee, substantially in the form of Exhibit C to the Plan, to be submitted in the Fourth Amended Plan Supplement.

      1.49 New GMI Term Loan Notes Indenture Trustee means the indenture trustee under the New GMI Term Loan Notes Indenture.

      1.50 Other Priority Claims means any Claims, other than a Priority Tax Claim and an Administrative Expense Claim, entitled to priority in right of payment under Section 507(a) of the Bankruptcy Code.

      1.51 Other Secured Claims means any Secured Claims other than Senior Note Claims.

      1.52 Petitions means the voluntary petitions filed with the Bankruptcy Court to commence the Chapter 11 Cases on the Commencement Date.

      1.53 Plan means this Fourth Amended Joint Plan of Reorganization (including all exhibits and schedules annexed hereto and included in the Fourth Amended Plan Supplement), either in its present form or as it may be altered, amended, or modified from time to time.

      1.54 Fourth Amended Plan Supplement means the forms of documents specified in Section 12.12 of the Plan.

      1.55 Postconfirmation List means the United States Trustee, the Debtors, the Debtors' attorneys, the Creditors' Committee's attorneys (until termination of any such Committee's operations pursuant to Section 12.4 of the Plan), the DIP Lenders' attorneys, attorneys for the majority holders of Class 2A Senior Notes, and those parties that, subsequent to the Confirmation Date, file with the Court and serve upon the Debtors and their attorneys written requests for special notice as provided by the terms of the Plan, which requests, in order to be effective, must include street addresses and telephone and telecopy numbers for purposes of service; provided that parties may be eliminated from such list from time to time by order of the Bankruptcy Court, pursuant to motions of the Debtors on notice to the then-constituted Postconfirmation List, upon a showing that such parties no longer hold material Interests or Claims in the Chapter 11 Cases, or no longer require notice.

      1.56 Priority Tax Claims means Claims of a governmental unit of a kind specified in Sections 502(i) and 507(a)(7) of the Bankruptcy Code.

      1.57 Pro Rata means, regarding Claims, the ratio of the amount of an Allowed Claim in a particular Class to the aggregate amount of Allowed Claims in such Class.

      1.58 Reinstated or Reinstatement means leaving a Claim unimpaired in accordance with the provisions of Section 1124 of the Bankruptcy Code, thereby entitling the holder of such Claim to, but not more than, (a) reinstatement of the original maturity of the obligations on which such Claim is based and (b) payment, as provided herein, of an amount of Cash consisting solely of the sum of (i) matured but unpaid principal installments, without regard to any acceleration of maturity, accruing prior to the Effective Date, (ii) accrued but unpaid interest as of the Commencement Date, and (iii) reasonable fees, expenses, and charges, to the extent such fees, expenses, and charges are allowed under the Bankruptcy Code and are provided for in the agreement or agreements on which such Claim is based; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be reinstated in order to accomplish Reinstatement; provided further, that upon the reinstatement set forth herein, the interest rate of such obligations shall be the non-default interest rate notwithstanding any default on account of such obligations.

      1.59 Rejection Claim means a Claim filed pursuant to Section 7.1.5 of this Plan.

      1.60 Rejection Claim Bar Date means the date by which the non-debtor parties to executory contracts and leases rejected pursuant to this Plan are required to file proofs of claims relating to damages arising from the rejection of such executory contracts and leases.

      1.61 Reorganized Debtors means, collectively, the Debtors, or any successors thereto by merger, consolidation or otherwise, on and after the Effective Date.

      1.62 Reorganized GMI means GMI, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

      1.63 Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors as required by Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments thereto.

      1.64 Secured Claims means Allowed Claims held by any entity to the extent of the value, as set forth in the Plan or as determined by a Final Order of the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, of any interest in property of the Debtors' estates securing such Allowed Claim.

      1.65 Senior Note Claims means all Claims directly or indirectly arising from or under or related in any way to the Senior Note Indenture, the Senior Notes, and any of the documents, instruments and agreements relating thereto, as amended, supplemented or modified, including reasonable and actual costs and fees.

      1.66 Senior Note Indenture means that certain Indenture dated December 21, 1993, among the Debtors and the Senior Note Indenture Trustee, as supplemented and amended by the First Supplemental Indenture dated as of May 19, 1999, the Second Supplemental Indenture dated as of March 29, 2001, the Third Supplemental Indenture dated as of August 1, 2002 and the Fourth Supplemental Indenture dated as of November 12, 2002.

      1.67 Senior Note Indenture Trustee means the indenture trustee under the Senior Note Indenture.

      1.68 Senior Notes means GMI's 15% Senior Notes due 2004 issued under or pursuant to the Senior Note Indenture.

      1.69 Subsidiary means any entity of which GMI owns directly or indirectly more than 50% of the outstanding capital stock or other equity interests.

      1.70 Subsidiary Debtors means each of the direct and indirect subsidiaries of GMI listed in footnote 2 of this Plan, which are Debtors in the Chapter 11 Cases.

      1.71 Unsecured Claim means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim or Other Priority Claim.

                  Other Terms. Any term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

                  Construction of Certain Terms.

                  i. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

                  ii. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

                                   ARTICLE II

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

      2.1 Administrative Expense Claims. Except to the extent that the holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Reorganized Debtors shall provide to each holder of an Allowed Administrative Expense Claim (a) Cash in an amount equal to such Allowed Administrative Expense Claim on the latest of (i) the Effective Date, (ii) the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim and (iii) the date such Allowed Administrative Expense Claim is due in accordance with the terms and conditions of the particular transactions or governing documents or (b) such other treatment as the Debtors and such holders shall have agreed upon in writing, provided, however, that Allowed Administrative Expense Claims (other than Claims under Section 330 of the Bankruptcy Code) representing obligations incurred in the ordinary course of business of, or assumed by, the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

      2.2 Priority Tax Claims. Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment, the Reorganized Debtors shall pay to each holder of an

Allowed Priority Tax Claim, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, (b) equal annual Cash payments in arrears in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to five percent (5%), over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, (c) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim or (d) such other treatment as the Debtors and such holders shall have agreed upon in writing.

                                  ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

      The following is a designation of the Classes of Claims and Interests in the Plan. Administrative Expense Claims and Priority Tax Claims have not been classified and are excluded from the following Classes in accordance with the provisions of Section 1123(a)(1) of the Bankruptcy Code. The treatment accorded Administrative Expense Claims and Priority Tax Claims is set forth in Article II, above. Consistent with Section 1122 of the Bankruptcy Code, a Claim or Interest is classified by the Plan in a particular Class only to the extent that the Claim or Interest is within the description of the Class and is classified in a different Class to the extent the Claim or Interest is within the description of that different Class.

      3.1 Class 1 (Other Priority Claims) consists of all Other Priority Claims against the Debtors.

      3.2 Class 2 (Secured Claims) consists of all Secured Claims, each of which shall be within a separate subclass (with each subclass to be deemed a separate class for all purposes under applicable provisions of the Bankruptcy
Code), as follows:

            3.2.1 Class 2A (Senior Note Claims) consists of all Senior Note Claims. Notwithstanding anything herein to the contrary, the Senior Note Claims shall be deemed to be Allowed Claims in the aggregate principal amount of $39,896,820, plus all accrued and unpaid interest thereon at the default rate, together with all accrued and unpaid fees and charges under the Senior Note Indenture.

            3.2.2 Class 2B (Other Secured Claims) consists of all Other Secured Claims.

      3.3 Class 3 (Unsecured Claims) consists of all Unsecured Claims, each of which shall be within a separate subclass (with each subclass to be deemed a separate class for all purposes under applicable provisions of the Bankruptcy
Code), as follows:

            3.3.1 Class 3A (General Unsecured Claims) consists of all General Unsecured Claims against the Debtors.

            3.3.2 Class 3B (Intercompany Claims) consists of all Intercompany Claims.

      3.4 Class 4 (Convenience Claims) consists of all Convenience Claims against the Debtors, including the Allowed Claims of all holders of Allowed Class 3A General Unsecured Claims who made the Convenience Class Election.

      3.5 Class 5 (GMI Preferred Stock) consists of all Interests directly or indirectly arising from or under, or relating in any way, to shares of GMI Preferred Stock.

      3.6 Class 6 (Interests in Subsidiary Debtors) consists of all Interests directly or indirectly arising from or under, or relating in any way, to the Subsidiary Debtors.

      3.7 Class 7 (GMI Common Stock) consists of all Interests directly or indirectly arising from or under, or relating in any way, to shares of GMI Common Stock.

      3.8 Class 8 (GMI Warrants) consists of all Interests directly or indirectly arising from or under, or relating in any way, to GMI Warrants.

                                   ARTICLE IV

                        TREATMENT OF CLAIMS AND INTERESTS

      4.1   Class 1 - Other Priority Claims

                  (i) Nonimpairment. Class 1 is unimpaired by the Plan. Each holder of an Allowed Claim in Class 1 is conclusively presumed to have accepted the Plan as a holder of a Class 1 Claim and is not entitled to vote to accept or reject the Plan.

                  (ii) Distributions. The Reorganized Debtors shall pay to each holder of an Allowed Claim in Class 1 Cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim. All Class 1 Claims consisting of customer deposits for subscriptions to the Debtors' publications and internet websites shall be satisfied by means of the assumption of such subscription obligations and the future delivery of the publications and access to such internet websites to such customers in satisfaction of such customer deposit obligations.

      4.2   Class 2 -- Secured Claims

            4.2.1 Class 2A (Senior Note Claims)

                  (i) Impairment. Class 2A is impaired by the Plan. However, pursuant to Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, each holder of an Allowed Claim in Class 2A is conclusively presumed to have accepted the Plan as a holder of a Class 2A Claim and is not entitled to vote to accept or reject the Plan by reason of the fact that the holders of Class 2A Claims that voted to accept the Joint Plan of Reorganization dated January 21, 2004 (the "Original Plan") have accepted in writing the modified treatment provided hereunder.

                  (ii) Distributions. On the Effective Date, in full satisfaction of its Senior Note Claim, each holder of an Allowed Class 2A Senior Note Claim that has accepted the Plan shall receive on the Effective Date its Pro Rata share of (i) 1,000,000 shares of New GMI Common Stock and (ii) New GMI Term Loan Notes in the principal amount of $27,000,000, multiplied by the aggregate percentage of Allowed Class 2A Senior Note Claims held by the holders of such Claims which have accepted the Plan. Each holder of an Allowed Class 2A Senior Note Claim which has rejected the Plan shall receive on the Effective Date, in full satisfaction of its Senior Note Claim, Cash in the amount of its Allowed Class 2A Senior Note Claim, plus all accrued and unpaid interest thereon at the default rate through the Effective Date, in full satisfaction of such Claim.

                  (iii) Cancellation of Senior Notes. On the Effective Date, all
                        Senior Notes and the Senior Note Indenture shall be canceled, except to the extent provided in Section 6.6.

                  (iv) Senior Note Indenture Trustee Expenses. Subject to (i) the applicable provisions of the Bankruptcy Code and
                        (ii) Bankruptcy Court authorization and approval to the extent necessary, the Senior Note Indenture Trustee shall be entitled to payment in full in Cash on the Effective Date for its reasonable and actual fees, costs and expenses as provided under the Senior Note Indenture, notwithstanding any contrary provision in the Plan.

            4.2.2 Class 2B (Other Secured Claims)

                  (i) Nonimpairment. Class 2B is unimpaired by the Plan. Each holder of an Allowed Claim in Class 2B is conclusively presumed to have accepted the Plan as a holder of a Class 2B Claim and is not entitled to vote to accept or reject the Plan.

                  (ii) Distributions. On the Effective Date, the Other Secured Claims, if any, in Class 2B shall be Reinstated or receive such other treatment as the Debtors and such holders shall have agreed upon in writing.

                  (iii) Retention of Liens. Each holder of a Claim in Class 2B shall retain the liens securing such holder's Secured Claim as of the Effective Date.

      4.3   Class 3 -- Unsecured Claims

            4.3.1 Class 3A (General Unsecured Claims)

                  (i) Impairment. Class 3A is impaired by the Plan. However, pursuant to Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, each holder of an Allowed Claim in Class 3A is conclusively presumed to have accepted the Plan as a holder of a Class 3A Claim and is not entitled to vote to accept or reject the Plan by reason of the fact that Class 3A has already voted to accept the Original Plan, and the Plan constitutes a modified plan of reorganization that does not adversely effect, but in fact enhances, the treatment of holders of Allowed Class 3A Claims.

                  (ii) Distributions. On the Effective Date, in full and complete satisfaction of Class 3A Claims, the Reorganized Debtors shall (i) pay the sum of $2,000,000 in Cash to the General Unsecured Creditors' Payment Agent who shall, in turn, hold and distribute Pro Rata the Cash to holders of Allowed Class 3A Claims in accordance with the terms of this Plan and the General Unsecured Creditors' Payment Agent Agreement and (ii) distribute $10,000,000 principal amount of New GMI Term Loan Notes to the New GMI Term Loan Notes Indenture Trustee, who shall hold and distribute Pro Rata the New GMI Term Loan Notes to holders of Allowed Class 3A Claims in accordance with the terms of this Plan, the General Unsecured Creditors' Payment Agent Agreement and the New GMI Term Loan Notes Indenture. Notwithstanding the foregoing (i) in no event shall any holder of Allowed Class 3A Claims receive cash and new GMI Term Loan Notes in an aggregate amount that exceeds the allowed amount of such holder of Allowed Class 3A Claims, and (ii) in the event that the total amount of Allowed Class 3A Claims exceeds the sum of $13 million, then additional New GMI Term Loan Notes shall be issued to the New GMI Term Loan Notes Indenture Trustee on a dollar for dollar basis, but in no event shall additional new GMI Term Loan Notes exceed $1 million in principal amount. Distributions to holders of Allowed Class 3A Claims shall commence on the Initial Distribution Date, provided, however, subsequent distributions shall be made as soon as practicable after Disputed Claims in Class 3A become Allowed or are resolved by settlement, judgment or otherwise.

            4.3.2 Class 3B (Intercompany Claims)

                  (i) Nonimpairment. Class 3B is unimpaired by the Plan. Each holder of an Allowed Claim in Class 3B is conclusively presumed to have accepted the Plan as a holder of an Allowed Class 3B Claim and is not entitled to vote to accept or reject the Plan.

                  (ii) Distributions. On the Effective Date, each Claim in Class 3B shall be Reinstated.

      4.4   Class 4 -- Convenience Class Claims

            4.4.1 Impairment. Class 4 is impaired by the Plan. However, pursuant to Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, each holder of an Allowed Claim in Class 4 is conclusively presumed to have accepted the Plan as a holder of a Class 4 Claim and is not entitled to vote to accept or reject the Plan by reason of the fact that Class 4 has already voted to accept the Original Plan, and the Plan constitutes a modified plan of reorganization that does not adversely effect, but in fact enhances, the treatment of holders of Allowed Class 4 Claims.

            4.4.2 Distributions. Except to the extent that a holder of an Allowed Convenience Claim has agreed to receive other, lesser treatment, on the Effective Date, each such holder shall receive Cash in the amount equal to the lesser of (i) $2,000 or (ii) 40% of its Allowed Convenience Claim in full satisfaction and release of such Claim. Each holder of an Allowed Class 3A General Unsecured Claim exceeding $5,000 in the aggregate that voluntarily elects to reduce its Claim to $5,000 (the "Convenience Class Election") shall receive $2,000. If the holder of an Allowed Class 3A General Unsecured Claim is entitled to make the Convenience Class Election but failed to do so, or improperly completed the ballot provided, such holder will be entitled to receive the treatment afforded a Claim in Class 3A.

      4.5   Class 5 -- GMI Preferred Stock

            4.5.1 Impairment. Class 5 is impaired by the Plan. Because no distribution will be made to holders of Class 5 Interests nor shall such holders retain any property on account of such Interests, the holders of Class 5 Interests are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

            4.5.2 Distributions. No distribution shall be made to holders of GMI Preferred Stock in Class 5 on account of such Interests, and all shares of such GMI Preferred Stock shall be canceled on the Effective Date.

      4.6   Class 6 -- Interests in Subsidiary Debtors

            4.6.1 Impairment. Class 6 is impaired by the Plan. Each holder of an Allowed Interest in Class 6 is entitled to vote to accept or reject the Plan.

            4.6.2 Distributions. On the Effective Date, all Interests in each Subsidiary Debtor shall be canceled and 100 shares of newly issued common stock in each Subsidiary Debtor shall be issued to the relevant parent company, GMCI or GMI, as the case may be.

      4.7   Class 7 -- GMI Common Stock

            4.7.1 Impairment. Class 7 is impaired by the Plan. Because no distribution will be made to holders of Class 7 Interests nor shall such holders retain any property on account of such Interests, the holders of Class 7 Interests are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

            4.7.2 Distributions. No distribution shall be made to holders of GMI Common Stock in Class 7 on account of such Interests, and all shares of such GMI Common Stock shall be canceled on the Effective Date.

      4.8   Class 8 -- GMI Warrants

            4.8.1 Impairment. Class 8 is impaired by the Plan. Because no distribution will be made to holders of Class 8 Interests nor shall such holders retain any property on account of such Interests, the holders of Class 8 Interests are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

            4.8.2 Distributions. No distribution shall be made to holders of GMI Warrants in Class 8 on account of such Interests, and such GMI Warrants shall be canceled on the Effective Date.

                                   ARTICLE V

                          PROVISIONS OF NEW SECURITIES
                        TO BE ISSUED PURSUANT TO THE PLAN

      5.1 New GMI Common Stock. The principal terms of the New GMI Common Stock shall be as follows:

                  (1)   Authorization: 10,000,000 shares.

                  (2)   Par Value: $.01 per share.

                  (3)   Voting: One vote per share.

                  (4)   Preemptive Rights: None.

                  (5) Registration: Shall be deemed a registered public offering under Section 1145(c) of the Bankruptcy Code.

                  (6)   Anti-Dilution Provisions: None.

      5.2 New GMI Term Loan Notes. The principal terms of the New GMI Term Loan Notes shall include:

                  (1) Principal: $38,000,000, subject to adjustment, depending upon the amount of Allowed Senior Note Claims which were voted to accept or reject the Plan as set forth in Section 4.2.1 and the amount of Allowed Class 3A Claims as set forth in
                        Section 4.3.1.

                  (2) Interest Rate: 13%, payable in kind for first 3 years and in Cash thereafter until maturity.

                  (3)   Principal Amortization: None.

                  (4)   Maturity: 7 years.

                  (5)   Prepayment Penalty: None.

                  (6) Collateral: First priority liens on all Reorganized GMI's assets, subordinated to lien granted to secure Exit Financing Facility.

                  (7) Guaranty: All reorganized Subsidiary Debtors shall execute a guaranty secured by first priority liens on their respective assets, which liens shall be subordinated to lien granted to secure Exit Financing Facility.

                  (8) Representations and Warranties: Usual representations and warranties, including, but not limited to, corporate existence and good standing, authority to enter into loan documentation, governmental and court approvals, non-violation of other agreements, financial statements, litigation, compliance with environmental, pension and other laws, taxes, insurance, absence of material adverse change, and priority of the lender's liens.

                  (9) Events of Default: Usual events of default, including, but not limited to, payment, cross-default, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, judgment, ERISA, environmental and change of control.

                  (10) Other Covenants: Usual covenants, including, but not limited to, provision of financial statements, notices of litigation, defaults and unmatured defaults and other information, compliance with pension, environmental and other laws, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, operating leases, transactions with affiliates, prepayment of other indebtedness and amendments to material agreements.

                  (11) New Term Loan Notes Indenture Trustee: To be determined on or before the Effective Date.

                                   ARTICLE VI

                  MEANS OF IMPLEMENTATION, PROVISIONS REGARDING
                   VOTING AND DISTRIBUTIONS UNDER THE PLAN AND
               TREATMENT OF DISPUTED, CONTINGENT, AND UNLIQUIDATED
               ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND INTERESTS

      6.1   Voting of Claims and Interests

            6.1.1 In General. Holders of Allowed Claims and Interests have already accepted the Original Plan. Pursuant to Bankruptcy Rule 3019, votes to accept or reject the Original Plan will not be resolicited.

            6.1.2 Controversy Concerning Impairment. In the event of a controversy as to whether any Claim or Class of Claims or Interests is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

      6.2   Method of Distributions Under the Plan

            6.2.1 In General. All distributions under the Plan shall be made by the Reorganized Debtors, except distributions to (i) the holders of Allowed Class 3A General Unsecured Claims, which shall be made by the General Unsecured Creditors' Payment Agent, who in turn shall administer the distributions to the holders of Class 3A Claims in accordance with the General Unsecured Creditors' Payment Agent Agreement and (ii) the holders of Allowed Class 2A Senior Note Claims governed by the Senior Indenture, which shall be made to the Senior Note Indenture Trustee, who shall administer distributions in accordance with the provisions of the Senior Note Indenture. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Allowed Claim, to accrued but unpaid interest. With respect to all Claims, the Debtors and the General Unsecured Creditors' Payment Agent shall be entitled to rely on the most current claims register provided by The Garden City Group, Inc. prior to twenty (20) days before the Confirmation Date.

            The General Unsecured Creditors' Payment Agent shall receive reasonable and customary fees as set forth in the General Unsecured Creditors' Payment Agent Agreement filed simultaneously herewith in the Fourth Amended Plan Supplement. In addition, the General Unsecured Creditors' Payment Agent shall
(i) obtain a bond in the amount of $2,000,000 to secure the Cash to be distributed to holders of Class 3A and (ii) notify the Bankruptcy Court and the United States Trustee prior to terminating such bond.

            6.2.2 Distributions of Cash. Any payment of Cash made by the Reorganized Debtors or the General Unsecured Creditors' Payment Agent pursuant to the Plan shall be made by check and payment shall be deemed made when the check is transmitted.

            6.2.3 Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be due on the next succeeding Business Day. All payments or distributions due on the Effective Date shall be made thereon or as soon as practicable thereafter, but in no event later than ten (10) calendar days after the Effective Date.

            6.2.4 Senior Note Indenture Trustee's Fees and Expenses. The Senior
Note Indenture Trustee shall be entitled to payment from Reorganized GMI for the Senior Note Indenture Trustee's reasonable fees and reimbursement of the Senior
Note Indenture Trustee's actual and reasonable costs and expenses incurred in connection with the Senior Note Indenture Trustee's participation in the Chapter 11 Cases and making distributions under the Plan.

            6.2.5 Hart-Scott-Rodino Compliance. Any shares of New GMI Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity, if any, shall have expired or been terminated.

            6.2.6 Minimum Distributions. Payment of Cash less than twenty-five dollars ($25) need not be made by Reorganized GMI to any holder of a Claim unless a request therefor is made in writing to Reorganized GMI within one year following the Effective Date.

            6.2.7 Fractional Shares. Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New GMI Common Stock shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share of New GMI Common Stock would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half of a share being rounded up.

            6.2.8 Unclaimed Distributions

                  (1) Any Cash or other distributions pursuant to the Plan, including but not limited to any distributions of interest, that are unclaimed for a period of one (1) year after distribution thereof shall be forfeited and revested in the Reorganized Debtors.

                  (2) Any distribution made on behalf of a holder of a Class 2A Claim to the Senior Note Indenture Trustee, a Class 3A Claim to the General Unsecured Creditors' Payment Agent or a Class 4 Claim pursuant to the Plan that is unclaimed by the holder of a Class 2A Claim, Class 3A Claim or Class 4 Claim for a period of one (1) year after distribution thereof shall be forfeited and returned to and revested in Reorganized GMI.

      6.3 Distributions Relating to Disputed Claims. Cash, New GMI Term Loan Notes and shares of New GMI Common Stock shall be distributed by Reorganized GMI, the General Unsecured Creditors' Payment Agent or the Senior Note Indenture Trustee, as the case may be, to a holder of a Disputed Administrative Expense Claim or disputed Claim when, and to the extent that, such Disputed Administrative Expense Claim or disputed Claim becomes an Allowed Administrative Expense Claim or Allowed Claim pursuant to a Final Order.

      6.4 Resolution of Disputed Administrative Expense Claims and Disputed Claims. Unless otherwise ordered by the Bankruptcy Court after notice and a hearing (and except as to applications for allowances of compensation and reimbursement of expenses, under Sections 330 and 503 of the Bankruptcy Code), the Reorganized Debtors from and after the Effective Date shall have the exclusive right to make and file objections to Administrative Expense Claims and Claims. Prior to the Effective Date, the Creditors' Committee will appoint the Creditors' Representative to monitor the Debtors and Reorganized Debtors in connection with the resolution of objections to Claims. From and after the Effective Date, all objections to Claims shall be litigated to a Final Order except to the extent the Reorganized Debtors elect to withdraw any such objection or the Reorganized Debtors and the claimant elect to compromise, settle or otherwise resolve any objection, in which event they may settle, compromise or otherwise resolve any disputed Claim without approval of the Bankruptcy Court; provided, however, that unless the claim is settled as an Allowed Claim of less than $35,000, such settlement may be effected only with Bankruptcy Court approval or the consent of the Creditors' Representative, which consent shall be deemed given if no written objection to such settlement is made by the Creditors' Representative within ten (10) Business Days after service of written notice of such settlement on the Creditors' Representative.

      6.5 Refinancing of DIP Credit Facility. On the Effective Date, the Reorganized Debtors will enter into the Exit Financing Facility, the proceeds of which will be used to repay all of the Debtors' obligations under the DIP Credit Facility, pay the Cash due under the Plan on the Effective Date and provide working capital to the Reorganized Debtors. The principal terms of the Exit Financing Facility are set forth on Schedule 6.5 annexed hereto and made a part hereof.

      6.6   Cancellation and Surrender of Existing Securities and Agreements

                  (1) On the Effective Date, except as otherwise provided herein, (i) all promissory notes and other instruments evidencing any Claims under the DIP Credit Facility or any Senior Note Claims, will be terminated, canceled and extinguished and will have no further legal effect other than as evidence of any right to receive distributions under the Plan and (ii) the Senior Note Indenture shall be terminated and canceled, provided, however, that the Senior Note Indenture shall continue in effect solely for the purposes of (A) allowing the Senior Note Indenture Trustee to make the distributions to be made on account of the Senior Note Claims under the Plan, (B) permitting the Senior Note Indenture Trustee to maintain any rights or liens it may have for fees, costs and expenses under the Senior Note Indenture and (C) preserving the rights, protections and immunities of the Senior Note Indenture Trustee as set forth in the applicable documents. Also on the Effective Date, all existing shares of GMI Preferred Stock and GMI Common Stock, Interests in the Subsidiary Debtors, and

                        GMI Warrants will be canceled and extinguished, and will have no further legal effect.

                  (2) Each holder of a promissory note or other instrument evidencing an obligation under the DIP Credit Facility shall surrender such promissory note or instrument to Reorganized GMI. The holders of Class 2A Senior Note Claims shall deliver to the Senior Note Indenture Trustee standard and customary evidence of their Senior Notes. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, share certificate or instrument is received by Reorganized GMI or the Senior
                        Note Indenture Trustee, as the case may be, or the unavailability of such note or instrument is established to the reasonable satisfaction of Reorganized GMI. Reorganized GMI may require any entity delivering an affidavit of loss and indemnity to furnish a surety bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Reorganized GMI from a surety company satisfactory to Reorganized GMI. Any holder that fails within one (1) year after the date of entry of the Confirmation Order
                        (i) to surrender or cause to be surrendered such promissory note, share certificate or instrument, (ii) to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized GMI, or
                        (iii) if requested, to furnish a bond reasonably satisfactory to Reorganized GMI upon request, shall be deemed to have forfeited all rights, Claims, and interests and shall not participate in any distribution hereunder.

                                  ARTICLE VII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      7.1   Assumption or Rejection of Executory Contracts and Unexpired Leases

            7.1.1 Executory Contracts and Personal Property Leases. Except as otherwise provided herein or by the Confirmation Order, as of the Effective Date, all executory contracts and personal property leases that exist between any Debtor and any person, including without limitation the executory contracts and personal property leases listed on Schedule 7.1A filed simultaneously herewith, shall be deemed assumed as of the Effective Date. All executory contracts and personal property leases set forth in Schedule 7.1B filed simultaneously herewith shall be deemed rejected as of the Effective Date. No executory contracts or personal property leases, other than those listed in
Schedule 7.1B, shall be rejected after the Confirmation Date. The inclusion of an executory contract or personal property lease on Schedule 7.1B is not an admission by the Debtors or the Reorganized Debtors that such executory contract or personal property lease is valid or in full force and effect and not terminated or subject to termination and such schedule cannot be used as evidence to establish that any such contract or lease is in effect or enforceable against the Debtors. Each Debtor shall pay all amounts that have come due and owing on or before the Effective Date with respect to its respective obligations under assumed executory contracts and personal property leases immediately upon resolution of amounts thereby owing, and execution of appropriate documents evidencing withdrawal of claims therefor, or upon further order of the Bankruptcy Court.

            7.1.2 Unexpired Real Property Leases. Except as otherwise provided herein or by the Confirmation Order, as of the Effective Date, all unexpired real property leases that exist between any Debtor and any person shall be deemed rejected as of the Effective Date, except for any unexpired real property lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered on or prior to the Confirmation Date or by operation of law, or (ii) as to which a motion for approval of the assumption of such lease has been filed and served on or prior to the Confirmation Date.

            7.1.3 Approval of Assumption or Rejection of Leases and Contracts. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to
Section 365(a) of the Bankruptcy Code, of the assumption or rejection, as the case may be, of the executory contracts and unexpired leases assumed or rejected pursuant to Sections 7.1.1 and 7.1.2 hereof, (ii) the extension of time pursuant to Section 365(d)(4) of the Bankruptcy Code within which the Debtors may assume or reject the executory contracts and unexpired leases specified in Sections
7.1.1 and 7.1.2 hereof through the date of entry of an order approving the assumption or rejection of such contracts and leases and (iii) the disallowance of all Claims arising from contracts and leases assumed prior to or as of the Effective Date.

            7.1.4 Cure of Defaults. On the Effective Date, each of the Reorganized Debtors shall Cure any and all defaults under any executory contract or unexpired lease it respectively assumed pursuant to the Plan in accordance with Section 365(b)(1) of the Bankruptcy Code.

            7.1.5 Bar Date for Filing Proofs of Claim Relating to Executory Contracts or Personal Property Leases Rejected Pursuant to the Plan. Unless the Bankruptcy Court fixes a different time period pursuant to an order approving the rejection of a contract or lease, Claims arising out of the rejection of an executory contract or personal property lease pursuant to this Section 7.1 and
Schedule 7.1B must be filed with the Bankruptcy Court no later than thirty (30) days after notice of entry of an order approving the rejection of such contract or lease (the "Rejection Claim Bar Date"). Any Claims not filed within such time will be forever barred from assertion against the estates, the Reorganized Debtors and their property and will not receive any distributions under the Plan. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Class 3A Claims under the Plan.

            7.1.6 Objections to Claims. The Reorganized Debtors or the Creditors' Representative shall have standing and authority to investigate, prosecute, and/or withdraw or settle, without Bankruptcy Court approval, objections to Claims, provided, however, in the event the Reorganized Debtors object to any Claims the Reorganized Debtors may not settle or withdraw any such objections unless (i) the written consent of the Creditors' Representative is obtained or (ii) the Bankruptcy Court approves such settlement or withdrawal after notice to the Creditors' Representative and a hearing. Except as otherwise ordered by the Bankruptcy Court for good cause shown, all objections to Rejection Claims shall be filed within 75 days after the Rejection Claim Bar Date. The Reorganized Debtors and their officers, directors, employees and agents shall, in conjunction with the Creditors' Representative, mutually cooperate and use their best good faith efforts to (i) reduce the amount of Claims that are Disputed Claims as of the Effective Date and (ii) object to and limit the amount of Claims.

            7.1.7 Assistance in Investigation and Prosecuting Rejection Claims. From time to time, upon the request of the Creditors' Representative, the Reorganized Debtors shall cooperate with the Creditors' Representative and provide such reasonable assistance and cooperation as is requested by the Creditor's Representative in connection with monitoring objections to Claims that were pending as of the Effective Date and the investigation and prosecution of Rejection Claims after the Effective Date.

            7.1.8 Creditors' Representative Fees. The Creditors' Representative's reasonable fees and actual out-of-pocket expenses (consistent with the fee schedule of the General Unsecured Creditors' Payment Agent) incurred in performing its duties, including reasonable fees and expenses for counsel and other professionals, shall be paid by the Reorganized Debtors within fifteen (15) days of delivery of reasonably detailed monthly invoices to the Reorganized Debtors provided, however, any disputes regarding such fees shall be determined by the Bankruptcy Court after the Creditors' Representative and the Reorganized Debtors attempt to resolve any such dispute in good faith.

            7.1.9 Limitation of Creditors' Representative Liability. In exercising the rights granted herein, the Creditors' Representative shall exercise its good faith judgment. The Creditors' Representative shall not incur any responsibility or liability by reason of any error of law or of any matter or thing done or suffered or omitted to be done under this Plan, except for gross negligence, willful misconduct, fraud or intentional misconduct.

      7.2 Indemnification Obligations. For purposes of the Plan, the obligations of each Debtor to indemnify, reimburse or limit the liability of its present and any former directors, officers or employees that were directors, officers or employees on or after the Commencement Date (the "Covered Persons") against any obligations pursuant to their Articles of Incorporation, By-laws, similar organizational documents, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Commencement Date; provided, however, that except as set forth in this paragraph, the rights and obligations of the Reorganized Debtors in respect of the foregoing shall be satisfied solely from coverage afforded under any applicable director, officer and corporation liability insurance policies of the Company in effect as of the Commencement Date (the "D&O Insurance"), up to the limits thereof. Nothing in this section shall be construed to limit the effect of any existing right that the Covered Persons may have directly from the D&O Insurance. Any indemnification obligations of the Company to Covered Persons that are not satisfied pursuant to this section shall be discharged in accordance with Section 9.2 of the Plan and Sections 524 and 1141 of the Bankruptcy Code.

      7.3 Compensation and Benefit Programs. All employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of each Debtor applicable to its directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are hereby rejected pursuant to Section 365(a) of the Bankruptcy Code, except for those specified in Schedule 7.1 hereto to be filed simultaneously herewith in the Fourth Amended Plan Supplement, which executory contracts shall be deemed assumed as of the Effective Date.

      7.4 Retiree Benefits. Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise), maintained or established in whole or in part by the Debtors prior to the Commencement Date, shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits, subject to any and all modification and termination rights of the Debtors contained therein. The Debtors shall pay all amounts that have come due and owing on or before the Effective Date with respect to assumed retiree benefits immediately upon resolution of amounts thereby owing, and execution of appropriate documents evidencing withdrawal of claims therefor, or upon further order of the Bankruptcy Court.

                                  ARTICLE VIII

                         PROVISIONS REGARDING CORPORATE
                      GOVERNANCE OF THE REORGANIZED DEBTORS

      8.1 General. On the Effective Date, the management, control and operation of each of the Reorganized Debtors shall become the general responsibility of the respective Boards of

Directors of the Reorganized Debtors (or as otherwise provided in its governing instruments), which shall thereafter have the responsibility for the management, control and operation of the Reorganized Debtors.

      8.2 Meetings of Stockholders. The first annual meeting of the stockholders of Reorganized GMI shall be held on a date selected by the Board of Directors of Reorganized GMI in calendar year 2005.

      8.3   Directors and Officers of Reorganized GMI

            8.3.1 Board of Directors. As of the Effective Date, the Board of Directors of the Reorganized Debtors shall initially consist of Marc H. Bell and Daniel C. Staton.

            8.3.2 Officers. The Debtors will identify in the Fourth Amended Plan Supplement filed simultaneously herewith the individuals who will serve as officers of the Reorganized Debtors immediately after the Effective Date.

      8.4 Amended Certificate of Incorporation and Amended By-laws. Effective as of the Effective Date, the Amended Certificate of Incorporation of Reorganized GMI and Amended By-Laws of Reorganized GMI shall be adopted in substantially the form annexed hereto as Exhibits A and B, respectively.

      8.5 Issuance of New Securities. The issuance of the following securities by Reorganized GMI is hereby authorized under Section 1145 of the Bankruptcy Code without further act or action under applicable law, regulation, order, or rule:

                  (1) New GMI Term Loan Notes, the principal terms of which are summarized in Section 5.2;

                  (2)   approximately 1,000,000 shares of New GMI Common Stock;
                        and

                  (3) 100 new shares of common stock in each of the Subsidiary Debtors.

                                   ARTICLE IX

                         EFFECT OF CONFIRMATION OF PLAN

      9.1   Revesting of Assets

                  (1) The property of the estates of the Debtors shall revest in the respective Reorganized Debtors on the Effective Date.

                  (2) From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of their properties free of any restrictions of the Bankruptcy Code except as provided herein.

                  (3) As of the Effective Date, all property of the Debtors shall be free and clear of all Claims and Interests of holders of Claims and Interests, except as provided herein.

                  (4) Any rights or causes of action accruing to the Debtors and Debtors in Possession, including those accruing or arising under chapter 5 of the Bankruptcy Code, shall remain assets of the estates of the respective Reorganized Debtors, except for claims and causes of action against any holder of a Class 3A General Unsecured Claim and any holder of a Class 4 Convenience Claim arising under or pursuant to section 547 of the Bankruptcy Code, which the Debtors shall be deemed to release and waive on the Effective Date. To the extent necessary, the Reorganized Debtors shall be deemed representatives of the estate under Section 1123(b) of the Bankruptcy Code.

      9.2 Discharge of Debtors. The rights afforded herein and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided herein, on the Effective Date, (a) all such Claims against, and Interests in, the Debtors shall be satisfied, discharged, and released in full and (b) all persons shall be precluded from asserting against the respective Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature occurring prior to the Confirmation Date.

                                   ARTICLE X

                            EFFECTIVENESS OF THE PLAN

      10.1 Conditions Precedent. The Plan shall not become effective unless (a) the Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtors, the DIP Lenders, the holders of a majority of Class 2A Senior Note Claims and the Creditors' Committee, providing, among other things, (i) that the New Securities to be issued to holders of Claims pursuant to the Plan are exempt from registration pursuant to Section 1145 of the Bankruptcy Code, (ii) for the approval of (A) the Amended By-laws of Reorganized GMI, (B) the Amended Certificate of Incorporation of Reorganized GMI and (C) the Exit Financing Facility, and such Order shall have become a Final Order unless such requirement of finality is waived by the Debtors, (b) the Reorganized Debtors shall have closed on the Exit Financing Facility such that the Reorganized Debtors shall have credit availability thereunder to repay the DIP Credit Facility in full, pay the Cash due under the Plan, and to provide working capital sufficient to meet their requirements as determined by the Reorganized Debtors and (c) the entry of an order by the Bankruptcy Court allowing and limiting the claim of Curtis Circulation Company in an amount not to exceed $677,731.05.

      10.2 Effect of Failure of Conditions. In the event that any of the conditions specified in Section 10.1 of the Plan has not been satisfied or waived (in the manner provided in Section

10.3 below) within sixty (60) days after entry of the Confirmation Order, then the Debtors may, upon notification to the Creditors' Committee, the DIP Lenders, the holders of a majority of Class 2A Senior Note Claims and the Bankruptcy Court, terminate the Plan. Upon termination of the Plan (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) all the Debtors' obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

      10.3 Waiver of Conditions. The conditions to effectiveness of the Plan set forth in Section 10.1 of the Plan may be waived only upon the express written consent of the Debtors, the DIP Lenders and the holders of a majority of Class 2A Senior Note Claims.

                                   ARTICLE XI

                            RETENTION OF JURISDICTION

      The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

            A. To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

            B. To determine any and all pending adversary proceedings, applications, and contested matters;

            C. To hear and determine any objection to Administrative Expense Claims or to Claims;

            D. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

            E. To issue such orders in aid of execution of the Plan or in furtherance of the discharge, to the extent authorized by Section 1142 of the Bankruptcy Code;

            F. To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

            G. To hear and determine all applications for compensation and reimbursement of expenses of professionals under Sections 330, 331 and 503(b) of the Bankruptcy Code;

            H. To ensure that distributions and rights granted to holders of Allowed Claims and Interests are accomplished as provided herein;

            I. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

            J. To recover all assets of the Debtors and property of the estates, wherever located;

            K. To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

            L. To hear any other matter not inconsistent with the Bankruptcy Code; and

            M.    To enter a final decree closing the Chapter 11 Cases.

            The Bankruptcy Court shall also retain non-exclusive jurisdiction to hear and determine any controversy concerning assets of the Debtors and property of the estates, including without limitation the use of the "Penthouse" name and trademark.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

            12.1 Effectuating Documents and Further Transactions. Each of the Chief Executive Officer, Chief Restructuring Officer and each Executive Vice President of each Debtor and Reorganized Debtor is authorized in accordance with his authority under the resolutions of the Board of Directors of each such Debtor or Reorganized Debtor, as the case may be, to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

            12.2 Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

            12.3 Exculpation, Releases, and Indemnification. None of the Reorganized Debtors, the Creditors' Committee, or the Senior Note Indenture Trustee, or any of their respective members, officers, directors, employees, attorneys, advisors or agents, shall have or incur any liability to any holder of a Claim or Interest, for any act or omission in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for willful misconduct or gross negligence, and, in all respects, the Reorganized Debtors, the Creditors' Committee, the Senior Note Indenture Trustee, and each of their respective members, officers, directors, employees, attorneys, advisors and agents, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

            Upon the Effective Date, pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, any and all claims held by the Debtors against any present or former officers or directors shall be forever settled, waived, released and discharged, and will not be retained or enforced by the Reorganized Debtors. In addition, upon the Effective Date, any and all claims and causes of action, whether direct or derivative, against any present or former officer or director of the Debtors by any holder of a Claim or Interest under the Plan, shall similarly be forever settled, waived, released and discharged, and not be retained or enforced by such holder. Further, upon the Effective Date, any and all claims arising under or relating to the Senior Note Indenture or the Senior Notes against the non-debtor subsidiaries of Debtor GMCI, namely Penthouse Clubs International Establishment and Penthouse Financial Services, N.V., shall similarly be forever settled, waived, released and discharged and not be retained or enforced by holders of such Senior Notes.

            Subject to Sections 524 and 1141 of the Bankruptcy Code, the releases described herein shall not preclude police, tax or regulatory agencies from fulfilling their statutory duties.

            Nothing contained in this subsection is intended or shall be construed (i) to release, exculpate, limit liability of or enjoin proceedings against any person or entity from fraud, gross negligence, willful misconduct, malpractice, criminal conduct, misuse of confidential information that causes damages, or ultra vires acts or (ii) limit the liability of the professionals retained by the Debtors, the Reorganized Debtors, the Creditors' Committee and the Indenture Trustee to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

      12.4 Termination of Creditors' Committee. Except as otherwise provided in this section 12.4, on the date by which both (a) the Effective Date has occurred and (b) the Confirmation Order has become a Final Order, the Creditors' Committee shall cease to exist and its members, employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from any further authority, duties, responsibilities and obligations relating to, arising from, or in connection with the Creditors' Committee. The Creditors' Committee shall continue to exist after such date (i) solely with respect to all the applications filed pursuant to section 330 and 331 of the Bankruptcy Code seeking payment of fees and expenses incurred by any professional, (ii) any post-confirmation modifications to, or motions seeking the enforcement of, the provisions of the Plan or the Confirmation Order and (iii) any matters pending as of the Effective Date in the Chapter 11 Cases, until such matters are finally resolved. All reasonable fees and expenses of the Creditors' Committee, including reasonable attorneys' fees and costs, shall be paid by the Reorganized Debtors within fifteen (15) days after the delivery of reasonably detailed monthly invoices to the Reorganized Debtors provided, however, any disputes regarding the payment of fees and expenses shall be determined by the Bankruptcy Court after the parties attempt to resolve any such disputes in good faith.

      12.5  Amendment or Modification of the Plan; Severability

                  (1) The Debtors may, with the consent of the holders of a majority of Class 2A Senior Note Claims, alter, amend, or modify the treatment of any Claim provided for under the Plan; provided, however, that the holder of such Claim agrees or consents to any such alteration, amendment or modification.

                  (2) In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan, provided, however, that if such invalidation is unacceptable to the holders of a majority of Class 2A Senior Note Claims, such holders may direct the Debtors to revoke or withdraw the Plan.

      12.6  Revocation or Withdrawal of the Plan

                  (1) The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date.

                  (2) If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

      12.7 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, and their respective successors and assigns, except as expressly set forth herein.

      12.8 Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

                  To the Debtors:

                         GENERAL MEDIA, INC.
                         2 Penn Plaza, 11th Floor
                         New York, New York  10121
                         Attn:  Laurence B. Sutter, Esq.

                  with copies to:

                         PACHULSKI, STANG, ZIEHL, YOUNG,
                               JONES & WEINTRAUB P.C.
                         780 Third Avenue, 36th Floor
                         New York, New York  10017
                         Attn:  Robert J. Feinstein, Esq.

                  To the DIP Lenders:

                         c/o MILBERG WEISS BERSHAD
                                & SCHULMAN LLP
                         One Pennsylvania Plaza
                         New York, New York  10119
                         Attn:  Arnold N. Bressler, Esq.

                         - and -

                         BERKMAN, HENOCH, PETERSON
                             & PEDDY, P.C.
                         100 Garden City Plaza
                         Garden City, New York  11530
                         Attn:  Ronald M. Terenzi, Esq.

                  To the Senior Note Indenture Trustee:

                         c/o GOLENBOCK, EISEMAN, ASSOR,
                               BELL & PESKOE
                         475 Madison Avenue
                         New York, New York  10022
                         Attn:  Douglas L. Furth, Esq.

                  To the Creditors' Committee:

                         c/o LOWENSTEIN SANDLER PC
                         65 Livingston Avenue
                         Roseland, New Jersey 07068
                         Attn:  Paul Kizel, Esq.

      12.9 Post-Effective Date Professional Fees. The Reorganized Debtors may retain and compensate professionals and reimburse such professionals' expenses, for services rendered on or after the Effective Date, without the necessity of approval by the Bankruptcy Court pursuant to the provisions of Sections 327, 328 et seq. of the Bankruptcy Code.

      12.10 Payment of Statutory Fees and Related Post-Confirmation Requirements. On the Effective Date, and thereafter as may be required, the Debtors and, after the Effective Date, the Reorganized Debtors, shall (i) pay all fees payable pursuant to section 1930 of Chapter 123 of Title 28 of the United States Code and (ii) file post-confirmation reports required under the Bankruptcy Code and Bankruptcy Rules, including without limitation disbursement reports.

      12.11 Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof that would require the application of any laws of any other jurisdiction.

      12.12 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

      12.13 Fourth Amended Plan Supplement. Forms of the Amended By-laws of Reorganized GMI, the Amended Certificate of Incorporation of Reorganized GMI, the Agreements With Robert C. Guccione and Certain Non-Debtor Affiliates, the New GMI Term Loan Notes Indenture, the General Unsecured Creditors' Payment Agent Agreement and the Exit Financing Facility documents and other documents shall be contained in the Fourth Amended Plan Supplement filed simultaneously herewith. Upon its filing with the Court, the Fourth Amended Plan Supplement may be inspected on the docket during regular business hours and by accessing the Bankruptcy Court's website on the Internet at http://www.nysb.uscourts.gov. Holders of Claims or Interests may obtain a copy of the Fourth Amended Plan Supplement by written request to (i) njaramillo@pszyjw.com or (ii) The Garden City Group, Inc., Attn: Barbara Kelley Keane, 105 Maxess Road, Melville, NY 11747-3836.

      12.14 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

      12.15 Exhibits and Schedules. All Exhibits to the Plan, including the Fourth Amended Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

      12.16 Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated: August 12, 2004

            GENERAL MEDIA, INC.
            GENERAL MEDIA ART HOLDING, INC.
            GENERAL MEDIA COMMUNICATIONS, INC.
            GENERAL MEDIA ENTERTAINMENT, INC.
            GENERAL MEDIA (UK), LTD.
            GMCI INTERNET OPERATIONS, INC.
            GMI ON-LINE VENTURES, LTD.
            PENTHOUSE IMAGES ACQUISITIONS, LTD.
            PURE ENTERTAINMENT TELECOMMUNICATIONS, INC.

            By:  /s/ Robert C. Guccione
                 -----------------------------
                 Robert C. Guccione

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                                  SCHEDULE 6.5

                   SUMMARY OF TERMS OF EXIT FINANCING FACILITY

The principal terms of the Exit Financing Facility, which shall be in the form of a revolving loan facility, include:

1. Maximum Principal Amount           $20 million

2. Estimated Interest Rate            9%

3. Maturity                           3 years

4. Collateral                         First priority liens on all Reorganized
                                      GMI's assets.

5. Guaranty                           All reorganized Subsidiary Debtors shall
                                      execute a guaranty secured by first
                                      priority liens on their respective assets.

6.Representations and Warranties      Usual representations and warranties,
                                      including, but not limited to, corporate existence and good standing, authority to enter into loan documentation, governmental and court approvals, non-violation of other agreements, financial statements, litigation, compliance with environmental, pension and other laws, taxes, insurance, absence of material adverse change, and priority of the lender's liens.

7. Events of Default                  Usual events of default, including, but
                                      not limited to, payment, cross-default,
                                      violation of covenants, breach of
                                      representations or warranties, bankruptcy or insolvency, judgment, ERISA, environmental and change of control.

9. Other Covenants                    Usual covenants, including, but not
                                      limited to, provision of financial
                                      statements, notices of litigation,
                                      defaults and unmatured defaults and other information, compliance with pension, environmental and other laws, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, operating leases, transactions with affiliates, prepayment of other indebtedness and amendments to material agreements.

8. Other Provisions                   Additional provisions consistent with
                                      existing DIP Credit Facility.